Exhibit 10.14

Silicon Valley Bank

SILICON VALLEY BANK

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 30, 2009, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (FAX (408) 748-9478) (“Bank”) and BLUEARC CORPORATION, a Delaware corporation, with offices at 50 Rio Robles, San Jose, California 95134 (FAX (408) 576-6600) (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

Recitals.

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement, dated as of November 30, 2005 (as amended from time to time, the “Prior Loan Agreement”). Pursuant to the Prior Loan Agreement, Bank has agreed to make certain loans and other financial accommodations, as described therein, to Borrower.

B. Borrower has requested, and Bank has agreed to amend and restate the Prior Loan Agreement in its entirety. The parties hereby agree that the Prior Loan Agreement is hereby amended and restated in its entirety as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2.	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1 Financing of Accounts and Purchase Orders.

(a) Account Availability. Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts. Bank may, in its good faith business discretion, finance such Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account. In addition, at all times that Borrower is Streamline Facility Eligible, Bank may, as part of the Financed

Receivables, finance Eligible Accounts on an aggregate basis. Any credit extended by Bank hereunder with respect to any Eligible Account, whether such credit is extended with respect to a specific Eligible Account or with respect to Eligible Accounts on an aggregate basis, is an “Account Advance.” Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis. When Bank makes an Account Advance with respect to a specific Eligible Account, such Eligible Account becomes a “Financed Receivable” and when Bank makes an Account Advance with respect to Eligible Accounts on an aggregate basis, each Eligible Account become a “Financed Receivable.”

(b) Purchase Order Availability. Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Purchase Orders. Bank may, in its good faith business discretion, finance such Eligible Purchase Orders by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Purchase Orders (the “Purchase Orders Advance”). Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Purchase Orders on a case by case basis. When Bank makes either an Account Advance or a Purchase Order Advance, the Eligible Account or Eligible Purchase Order becomes a “Financed Receivable.”

(c) Overadvance Availability. Subject to the terms of this Agreement, provided that Borrower has already financed all its Eligible Receivables and Eligible Purchase Orders pursuant to Section 2.1.1(a) or (b) above, Borrower may request that Bank make additional advances (each such Advance being hereinafter referred to as an “Overadvance”) and Bank, may, in its good faith business discretion, elect to make such Overadvance. Without limiting Bank’s discretion to decide whether to make Overadvances, Bank does not intend to make, and Borrower shall not request, more than one Overadvance during each calendar quarter.

(d) Maximum Advances. The aggregate face amount of Advances outstanding at any time (whether an Overadvance, a Purchase Order Advance, an Account Advances made on an individual Eligible Account basis or Account Advances on an aggregate Eligible Account basis), may not exceed the Facility Amount. In addition, the aggregate amount of all Purchase Order Advances outstanding at any time may not exceed the Purchase Order Sublimit and the aggregate amount of all Overadvances outstanding at any time may not exceed the Overadvance Sublimit.

(e) Borrowing Procedure. Borrower will deliver an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C-1 signed by a Responsible Officer for each Account Advance it requests, along with a detailed cash receipts journal, and accompanied by an accounts receivable aging, if Borrower is then Streamline Facility Eligible, or by invoices, if Borrower is not Streamline Facility Eligible. Borrower shall deliver a Purchase Order Transmittal for each Eligible Purchase Order it offers. Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal or Purchase Order Transmittal. Borrower will deliver an Advance Request in the form attached hereto as Exhibit C-2 signed by a Responsible Officer for each Overadvance it requests.

(f) Deemed Borrowing. Upon the delivery of a Borrowing Base Certificate, the Borrower shall be deemed to have requested an Account Advance and/or a Purchase

Order Advance in a principal amount equal to the lesser of (i) the aggregate outstanding principal amount of the Overadvances and (ii) an amount equal to the excess, if any, of (A) the sum of (1) the aggregate Eligible Accounts multiplied by the applicable Advance Rate plus (2) the aggregate Eligible Purchase Orders multiplied by the applicable Advance Rate over (B) the aggregate principal amount of the Account Advances and the Purchase Order Advances. The proceeds of such Advance shall be applied to the outstanding Overadvances in the order of their maturity.

(g) Credit Quality; Confirmations. Bank may, at its option, conduct a credit check of the Account Debtor for each Account or Purchase Order requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account or Purchase Order. Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts or Purchase Orders (including confirmations of Borrower’s representations in Section 5.3) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(h) Accounts Notification /Collection. Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account or may invoice, verify and/or collect any amount payable in respect of any Purchase Order.

(i) Maturity. This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the Maturity Date; provided, however, to the extent not repaid pursuant to Section 2.1.1(f) hereof, each Overadvance shall be due and payable on that date which is forty-five (45) days after the date such Overadvance is made. No Overadvance may be repaid out of the proceeds of another Overadvance.

(j) Suspension of Advances. Borrower’s ability to request that Bank finance Eligible Accounts or Eligible Purchase Orders hereunder or that Bank make Overadvances hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

(k) End of Streamline Facility Eligible Status. On any day that Borrower ceases to be Streamline Facility Eligible, Borrower shall deliver to Bank an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C, and containing detailed invoice reporting, signed by a Responsible Officer and accompanied by a current accounts receivable aging and a copy of each invoice, all in accordance with Section 6.2(g) hereof, along with a detailed cash receipts journal, and Bank, in its good faith, business discretion, will decide which of Borrower’s Accounts shall thereafter be deemed to be Financed Receivables for purposes of this Agreement. If following such determination, the outstanding principal amount of the Obligations exceeds the amount of the Financed Receivables multiplied by the Advance Rate, such excess shall constitute Overadvances hereunder and, to the extent such Overadvances exceed the Overadvance Sublimit, Borrower irrevocably authorizes Bank to debit any account of Borrower maintained by

Borrower with Bank or any of Bank’s Affiliates for the amount of such excess over the Overadvance Sublimit.

(l) Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately. If this Agreement is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a termination fee in an amount equal to three eights of one percent (0.375%) of the average unused portion of the Facility Amount, calculated on a per annum basis for the two month period following such termination (the “Early Termination Fee”). The Early Termination Fee shall be due and payable on the effective date of such termination (the “Early Termination Fee”). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank agrees to refinance and redocument this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date.

2.2 Collections, Finance Charges, Remittances and Fees. The Obligations shall be subject to the following fees and Finance Charges. Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest and fees as described in Section 9.2 hereof.

2.2.1 Collections. Subject to Section 2.2.8, Collections will be credited to the Financed Receivable Balance for such Financed Receivable. If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will be applied as set forth in Section 2.2.8.

2.2.2 Facility Fee. A fully earned, non-refundable facility fee of Twenty Thousand Dollars ($20,000) is due upon execution of this Agreement (the “Facility Fee”).

2.2.3 Unused Fee. A fee (the “Unused Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to three eights on one percent (0.375%) per annum of the average unused portion of the Facility Amount, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement.

2.2.4 Finance Charges. In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations one (1) Business Day after receipt of the Collections. Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable (or, when the Borrower is Streamline Facility Eligible, on the Streamline Financed Receivables Balance) which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding (or, when the Borrower is Streamline Facility Eligible, for the actual days elapsed) multiplied by the outstanding Financed Receivable Balance for such Financed Receivable (or, when the Borrower is Streamline Facility Eligible, on the Streamline Financed Receivables Balance). Borrower shall pay a Finance Charge on the Overadvances which is equal to the Overadvance Applicable Rate divided by 360 multiplied by the number of days each such Overadvance is outstanding. The Finance Charge is payable in accordance with Section 2.3 hereof.

2.2.5 Collateral Handling Fee. So long as the Unrestricted Cash is less than Four Million Five Hundred Thousand Dollars ($4,500,000), Borrower will pay to Bank a collateral handling fee equal to three quarters of one percent (0.75%) per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360-day year (the “Collateral Handling Fee”). The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof. In Computing Collateral Handling Fees under this agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations one (1) Business Day after receipt of the Collections. After an Event of Default, the Collateral Handling Fee will increase an additional one-half of one percent (0.50%) effective immediately upon such Event of Default.

2.2.6 Accounting. After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Overadvances, all Collections, Adjustments, Finance Charges, Collateral Handling Fee and the Facility Fee. If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate. All Finance Charges and other interest and fees are calculated on the basis of a 360-day year and actual days elapsed.

2.2.7 Deductions. Bank may deduct fees, Finance Charges, Advances which become due pursuant to Section 2.3, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

2.2.8 Lockbox; Account Collection Services.

(a) Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts and Purchase Orders to a lockbox account established with Bank or to wire transfer payments to an account in Bank’s name and under Bank’s dominion and control (collectively, the “Lockbox”). In the event the Borrower receives any proceeds of the Accounts and Purchase Orders at its offices, the Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal.

(b) Within one (1) day of receipt by Bank of proceeds of Accounts in the Lockbox, Bank will turn over to Borrower the proceeds of the Accounts; provided, however, the Bank, at its sole and exclusive discretion (regardless of whether an Event of Default has occurred), may elect to apply such proceeds to the Obligations. In the event Bank elects to apply the proceeds of Accounts to the Obligations, Bank shall apply such proceeds as follows: (i) the proceeds of each Financed Receivable shall be applied to the Advance made by Bank on such Financed Receivable and to the Finance Charge relating thereto, (ii) any excess proceeds from such Financed Receivable, and the proceeds of any Accounts which are not Financed Receivables, shall be applied first to the Overadvances, second to any amounts due to Bank, such as the Finance Charge, the Facility Fee, payments due to Bank, other fees and expenses, or otherwise, and (iii) any remaining proceeds shall be turned over to Borrower; provided, however, that Bank may hold such remaining proceeds as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account or an Eligible Purchase Order at any time prior to the end of the subject Reconciliation Period. This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts, Purchase Orders and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts and Purchase Order to the Obligations, in any order that Bank chooses.

2.3 Repayment of Obligations; Adjustments.

2.3.1 Repayment.

(a) Except as provided in subsection (b) below, Borrower will repay each Advance on the earliest of : (i) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (ii) the date on which the Financed Receivable is no longer an Eligible Account or Eligible Purchase Order, (iii) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account or Eligible Purchase Order), (iv) the date on which there is a breach of any warranty or representation set forth in Section 5.3 or a breach of any covenant in this Agreement, or (v) the Maturity Date (including any early termination). Each payment under this Section 2.3.1(a) will also include all accrued Finance Charges and Collateral Handling Fee with respect to such Advance and all other amounts then due and payable hereunder.

(b) If Borrower is Streamline Facility Eligible, Borrower will repay each Advance on the earliest of: (i) in the case of a Purchase Order Advance, the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (ii) the date on which the aggregate Advances outstanding exceeds the product of the Financed Receivables Balance multiplied by the applicable Advance Rate, to the extent of such excess, (iii) the date on which there is a breach of any warranty or representation set forth in Section 5.3 or a breach of any covenant in this Agreement, or (v) the Maturity Date (including any early termination). So long as Borrower is Streamline Facility Eligible, accrued Finance Charges shall be payable on the first day of each month for the immediately preceding month.

2.3.2 Repayment on Event of Default. When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5, immediately without notice or demand from Bank) repay all of the Advances. The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding, each Overadvance then outstanding and all accrued Finance Charges, Early Termination Fee, Collateral Handling Fee, the Unused Fee, attorneys and professional fees, court costs and expenses, and any other Obligations.

2.3.3 Debit of Accounts. Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder. These debits shall not constitute a set-off.

2.3.4 Adjustments. If at any time during the term of this Agreement any Account Debtor asserts an Adjustment or if Borrower issues a credit memorandum or if any of the representations, warranties or covenants set forth in Section 5.3 are not longer true in all material respects, Borrower will promptly advise Bank.

2.4 Power of Attorney. Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, to (i) following the occurrence of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) following the occurrence of an Event of Default, demand collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; (iii) following the occurrence of an Event of Default, prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iv) following the occurrence of an Event of Default, notify all Account Debtors to pay Bank directly; (v) regardless of whether there has been an Event of Default, receive, open, and dispose of mail addressed to Borrower; (vi) regardless of whether there has been an Event of Default, endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this Agreement); and (vii) regardless of whether there has been an Event of Default, execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect or preserve, Bank’s rights and remedies under this Agreement, as directed by Bank.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Advance. Bank’s agreement to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation, subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

(b) Perfection Certificate(s) by Borrower;

(c) Account Control Agreement/ Investment Account Control Agreement;

(d) insurance certificates;

(e) payment of the fees and Bank Expenses then due and payable;

(f) the Intercreditor Agreement duly executed by the Term Loan Lender in favor of Bank;

(g) Certificate of Foreign Qualification (if applicable);

(h) Certificate of Good Standing/Legal Existence; and

(i) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Advances. Bank’s agreement to make each Advance, including the initial Advance, is subject to the following:

(a) receipt of the Advance Request & Invoice Transmittal or Purchase Order Transmittal;

(b) if Borrower is above the Threshold Amount, receipt of the Advance Request & Invoice Transmittal or Purchase Order Transmittal, a detailed cash receipts journal, a duly completed Borrowing Base Certificate signed by a Responsible Officer, an aged listing of accounts receivable and accounts payable by invoice date, in form acceptable to Bank, and a Deferred Revenue report, in form acceptable to Bank;

(c) Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1(g); and

(d) each of the representations and warranties in Section 5 shall be true on the date of the Advance Request and Invoice Transmittal, Purchase Order Transmittal or Overadvance Request and on the effective date of each Advance and no Event of Default shall have occurred and be continuing, or result from the Advance. Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral (subject only to the Lien of the Term Loan Lender and other Permitted Liens).

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Without prior consent from Bank, Borrower shall not enter into, or become bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition. Borrower shall take such steps as Bank requests to obtain the consent of or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

If the Agreement is terminated, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

Bank agrees that the Liens granted to it hereunder in Third Party Equipment shall be subordinate (or released upon request of the applicable equipment lender or lessor) to the Liens in Third Party Equipment of future lenders providing equipment financing and equipment lessors for Third Party Equipment; provided that such Liens are confined solely to the equipment so financed and the proceeds thereof and are permitted under paragraph (c) of the definition of Permitted Liens. “Third Party Equipment” means the Equipment financed or acquired falling within the definition of paragraph (c) of the definition of Permitted Liens. Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other equipment lenders or equipment lessors and Bank’s rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such lenders or equipment lessors (except with respect to the Third Party Equipment only). So long as no Event of Default has occurred, Bank agrees to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination (or, if applicable, lien release) described in this Section 4.1 and are reasonably acceptable to Bank. Bank shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Bank which are less favorable to Bank than those described in this Section 4.1.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, which financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower represents and warrants to Bank that unless changed pursuant to a notification to Bank pursuant to Section 7.2: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; and (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or if more than one, its chief executive office as well as Borrower’s mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete. If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify Bank of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects. The Accounts are bona fide, existing obligations of the Account Debtors. Borrower has no deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith. The Collateral is not in the possession of any third party bailee (such as a warehouse) except for (i) Collateral having a value not in excess of Five Hundred Thousand Dollars ($500,000) at any time (ii) as otherwise provided in the Perfection Certificate or (iii) a permitted pursuant to Section 7.2 or the last sentence of this paragraph. Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral (excluding Collateral with an aggregate book value not in excess of Five Hundred Thousand Dollars ($500,000) to a bailee, then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.

5.3 Financed Receivables. Borrower represents and warrants for each Financed Receivable:

(a) Each Financed Receivable is an Eligible Account or an Eligible Purchase Order.

(b) Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

(c) The correct amount is on the Advance Request and Invoice Transmittal or Purchase Order Transmittal and is not disputed;

(d) Payment is not contingent on any obligation or contract pertaining to any Eligible Account and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date or Purchase Order Transmittal date;

(e) Each Financed Receivable that is an Eligible Account is based on an actual sale and delivery of goods and/or services rendered and is due to Borrower;

(f) Each Financed Receivable is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(g) There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(h) Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(i) Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(j) Bank has the right to endorse and/or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(k) No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers or legal counsel, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.

Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.8 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.10 Advance Formula. The aggregate principal amount of the Obligations does not exceed the sum of (a) the product of the face amount of the Financed Receivables multiplied by the applicable Advance Rate plus (b) the Overadvance Sublimit.

6.	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Borrower shall maintain its and all Subsidiaries’ legal existence (except as permitted by Section 7.3) and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared unaudited consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than two hundred (200) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) in the event that Borrower’s stock becomes publicly held, (A) within five (5) days of filing, copies of all statements, reports and notices made available to

Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission, (B) as soon as available, but no later than fifty (50) days after the last day of Borrower’s fiscal quarter, copies of Borrowers report on Form 10-Q filed with the Securities and Exchange Commission, and (C) as soon as available, but no later than ninety-five (95) days after the last day of Borrower’s fiscal year, copies of Borrowers report on Form 10-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more; and (v) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

(b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c) Borrower will allow Bank to audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts and accounts receivable, at Borrower’s expense, upon reasonable notice to Borrower; provided, however, prior to the occurrence of an Event of Default, Borrower shall be obligated to pay for not more than one (1) audit per year. After the occurrence of an Event of Default, Bank may audit Borrower’s Collateral, including, but not limited to, Borrower’s Purchase Orders, Accounts and accounts receivable at Borrower’s expense and at Bank’s sole and exclusive discretion and without notification and authorization from Borrower.

(d) Upon Bank’s request, provide a written report respecting any Financed Receivable, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.

(e) Within thirty (30) days after last day of each month, Borrower shall deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, a purchase order report, an aged listing of accounts receivable and accounts payable by invoice date, in form acceptable to Bank.

(f) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a Deferred Revenue report, in form acceptable to Bank.

(g) Immediately upon Borrower ceasing to be Streamline Facility Eligible, provide Bank with a current aging of Accounts and, to the extent not previously delivered to Bank, a copy of the invoice for each Eligible Account and an Advance Request and Invoice Transmittal with respect to each such Account, along with a detailed cash receipts journal.

6.3 Taxes. Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show Bank as an additional insured and all policies shall provide that the insurer must give Bank at least thirty (30) days notice before canceling its policy. At Bank’s request., Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations, If Borrower fails to obtain insurance as required under this Section or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section and take any action under the policies Bank deems prudent.

6.5 Accounts.

(a) In order to permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Domestic Subsidiaries, shall maintain Borrower’s, and such Domestic Subsidiaries, primary depository and operating accounts and securities accounts with Bank and not less than eighty-five percent (85%) of Borrower’s and such Domestic Subsidiaries domestic cash or securities in excess of that amount used for Borrower’s or such Domestic Subsidiaries operations shall be maintained or administered through Bank. Any Guarantor shall maintain all depository, operating and securities accounts with Bank.

(b) Borrower shall identify to Bank, in writing, any bank or securities account opened by Borrower with any institution other than Bank. In addition, for each such account that Borrower or Guarantor at any time opens or maintains, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of Bank pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees.

6.6 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment; (iv) in connection with Permitted Liens and Permitted Investments; (v) exclusive licenses of intellectual property that could not result in a legal transfer of title of the licensed property but that may be exclusive as to a geographic area, field of use or a limited period of time; and (vi) Transfers of other property having an aggregate book value not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year so long as no Event of Default has occurred and is continuing or would exist after giving effect to any such Transfer.

7.2 Changes in Business. Ownership, Management or Business Locations. (i) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related or incidental thereto, (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty-nine (49.0%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors or strategic investors) or (iii) if its Chief Executive Officer (the “CEO”) ceases to hold such office with Borrower and Borrower has not replaced such CEO within ninety (90) days after such CEO ceases to hold such office with Borrower. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, or permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens. The Collateral may also be subject to Permitted Liens. In addition, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or enter into any agreement, document, instrument or other arrangement (except with or in favor of the Bank or the Term Loan Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property, other than Permitted Liens and in connection with Transfers permitted under Section 7.1.

7.6 Distributions; Investments. (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person or permit any of its Subsidiaries to do so, other than Permitted Investments, or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock and make payments in cash for any fractional shares upon such conversion or in connection with the exercise or conversion of warrants or other securities in an aggregate amount not to exceed Twenty Five Thousand Dollars ($25,000), and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Two Hundred Thousand Dollars ($200,000) per fiscal year.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank’s prior written consent.

7.9 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.	EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1 Payment Default. Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default. Borrower fails or neglects to perform any obligation in Section 6 or violates any covenant in Section 7 or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) Business Days after the occurrence thereof; provided, however, grace and cure periods provided under this section shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

8.3 [Intentionally Omitted];

8.4 Attachment. (i) Any portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under the control of Bank (including a subsidiary); (iii) Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; (iv) a judgment or other claim becomes a Lien on a portion of Borrower’s assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice;

8.5 Insolvency. (i) Borrower shall fail to pay its debts (including trade debts) as they become due; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Advances shall be made before any Insolvency Proceeding is dismissed);

8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that could result in a Material Adverse Change;

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) Business Days (provided that no Advances will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement, intercreditor, or other similar agreement with Bank, or any creditor that has signed a subordination agreement with Bank breaches any terms of the subordination agreement; or

8.10 Term Loan Agreement. There is a default (beyond any applicable cure period) in the Term Loan Agreement.

9.	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g) Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

(h) Exercise all rights and remedies and dispose of the Collateral according to the Code.

9.2 Bank Expenses; Unpaid Fees. Any amounts paid by Bank as provided herein shall constitute Bank Expenses and are immediately due and payable, and shall bear interest at the Default Rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default. In addition, any amounts advanced hereunder which are not based on Financed Receivables (including, without limitation, unpaid fees and Finance Charges as described in Section 2.2) shall accrue interest at the Default Rate and be secured by the Collateral.

9.3 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of Collateral in possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.5 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.6 Default Rate. After the occurrence of an Event of Default, all Obligations shall accrue interest at the Applicable Rate (or, in the case of Overadvances, at the Overadvance Applicable Rate) plus five percent (5.0%) per annum (the “Default Rate”).

10.	NOTICES

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, by certified mail postage prepaid return receipt requested, or by fax to the addresses listed at the beginning of this Agreement. A party may change notice address by written notice to the other party.

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2 Indemnification. Borrower hereby indemnifies, defends and holds Bank and its officers, employees, directors and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Right of Set-Off. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Advances (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

13.	DEFINITIONS

13.1 Definitions. In this Agreement;

“Account Advance” is defined in Section 2.1.1(a).

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, including a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Adjustments” are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Advance” is either an Account Advance, a Purchase Order Advance or an Overadvance, as applicable.

“Advance Rate” is (a) with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1 and (b) with respect to Eligible Purchase Orders; seventy percent (70.0%), net of any offsets related to each specific Account Debtor, or such other percentage as Bank establishes under Section 2.1.1.

“Advance Request and Invoice Transmittal” shows Eligible Accounts which Bank may finance and, for each such Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Applicable Rate” is a per annum rate equal to:

(a) if Borrower has Ten Million Dollars ($10,000,000) or more of Unrestricted Cash, the Prime Rate plus one-half of one percent (0.50%);

(b) if Borrower has Four Million Five Hundred Thousand Dollars ($4,500,000) or more but less than Ten Million Dollars ($10,000,000) of Unrestricted Cash, the Prime Rate plus two percent (2.00%); and

(c) if Borrower has less than Four Million Five Hundred Thousand Dollars ($4,500,000) of Unrestricted Cash, the Prime Rate plus two and one-half percent (2.50%).

Adjustments in the Applicable Rate shall take place on the day following a change in the Unrestricted Cash (as stated above) and shall remain in effect until a subsequent change in the Unrestricted Cash. If there is an adjustment to the Applicable Rate due to a decrease in of Unrestricted Cash (a “Downward Adjustment”), Borrower shall not be entitled to an adjustment in the Applicable Rate due to an increase in Unrestricted Cash prior to the first day of the month following the date of such Downward Adjustment.

“Bank Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information,

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed. “Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code as adopted in California, as amended and as may be amended and in effect from time to time.

“Collateral” is any and all properties, rights and assets of Borrower granted by Borrower to Bank or arising under the Code, now, or in the future, in which Borrower obtains an interest, or the power to transfer rights, as described on Exhibit A.

“Collateral Handling Fee” is defined in Section 2.2.5.

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.

“Compliance Certificate” is attached as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Default Rate” is defined in Section 9.6.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Domestic Subsidiary” is any Subsidiary organized or formed under the laws of any state in the United States of America.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(g), and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance. Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(b) Accounts for an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c) Accounts for which the Account Debtor does not have its principal place of business in the United States or the European Union, unless agreed to by Bank in writing, in its sole discretion, on a case-by-case basis;

(d) Accounts for which the Account Debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(e) Accounts for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(f) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if Account Debtor’s payment may be conditional;

(g) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(h) Accounts in which the Account Debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(i) Accounts for which Bank reasonably determines collection to be doubtful or any Accounts which are unacceptable to Bank for any reason.

“Eligible Purchase Orders” are Purchase Orders received in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(g), and will result in the creation of an Account due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Without limiting the fact that the determination of which Purchase Orders are eligible hereunder is a matter of Bank discretion in each instance, Eligible Purchase Order shall not include the following Purchase Order (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a) Purchase Orders not due for shipment and invoicing within thirty (30) days;

(b) Purchase Orders which, when shipped and invoiced, would not be an Eligible Account;

(c) Purchase Orders for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(d) Purchase Orders which are unacceptable to Bank for any reason.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Article 8.

“Facility Amount” is Twelve Million Five Hundred Thousand Dollars ($12,500,000).

“Facility Fee” is defined in Section 2.2.2.

“Finance Charges” is defined in Section 2.2.4.

“Financed Receivables” are all those Eligible Accounts and Eligible Purchase Orders, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

“Foreign Subsidiary” means a Subsidiary not organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“GAAP” is generally accepted accounting principles.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lockbox” is defined in Section 2.2.8.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the Term Loan Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change” is: (i) A material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations. A material adverse change in the business, operations, or condition (financial or otherwise) of Bluearc UK Ltd. shall not be deemed a Material Adverse Change hereunder unless it results in a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower on an unconsolidated basis.

“Maturity Date” is April 30, 2010.

“Obligations” are all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances. Finance Charges, Facility Fee, Collateral Handling Fee, Early Termination Fee, Unused Fee, interest, fees, expenses, professional fees and attorneys’ fees, or other amounts now or hereafter owing by Borrower to Bank.

“Overadvance” is defined in Section 2.1.1(c).

“Overadvance Applicable Rate” means the rate per annum equal to the Applicable Rate divided by the Advance Rate for Eligible Purchase Orders.

“Overadvance Sublimit” is Five Hundred Thousand Dollars ($500,000).

“Perfection Certificate” is a certain Perfection Certificate completed and delivered by Borrower to Bank in connection with this Agreement.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or the Loan Documents and Borrower’s Indebtedness to the Term Loan Lender under the Term Loan Agreement or the Term Loan Documents as they exist on the date hereof and as they may be amended from time to time; provided such amendments have received the prior written consent of Bank;

(b) Indebtedness existing on the date hereof and set forth on the Perfection Certificatel;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Permitted Liens;

(g) other Indebtedness not otherwise permitted by Section 7.4 not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time;

(h) inter-company Indebtedness that otherwise constitutes an Investment allowed under clauses (a), (f) or (j) of the definition of “Permitted Investments”; and

(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the date hereof;

(b)(i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, (iv) investments made in compliance with the Borrower’s investment objective and policy guidelines in the form of Exhibit E hereto, (v) any other investments administered through Bank and (vi) Borrower’s investment, as in effect on the date hereof in Bluearc UK Ltd.;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries consisting of advances in the ordinary course of business not to exceed Three Million Dollars ($3,000,000) in the aggregate per fiscal quarter;

(g) Investments not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary; and

(j) other Investments not otherwise permitted by Section 7.7 not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the date hereof and shown on the Perfection Certificate, Liens arising under this Agreement or other Loan Documents or under the Term Loan Agreement and the other Term Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (including capital leases) securing no more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate amount outstanding (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) leases or subleases and licenses or sublicenses permitted under Section 7.1(ii) and (v), if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

(e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(i) Liens in favor of other financial institutions securing the customary fees and expenses of such institutions arising in connection with Borrower’s deposit accounts or investment accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts in to the extent required by Section 6.5.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate. “Prior Loan Agreement” is defined in Recital A.

“Purchase Order” shall mean a purchase order received by Borrower from a customer. “Purchase Order Advance” is defined in Section 2.1.1(b).

“Purchase Order Sublimit” is One Million Five Hundred Thousand Dollars ($1,500,000).

“Purchase Order Transmittal” is a writing signed by an authorized representative of Borrower which accurately identifies the Purchase Order which Bank, at its election, may purchase and make Purchase Order Advances against, and includes for each such receivable the correct amount to be owed by the Account Debtor, the name and address of the Account Debtor, the Purchase Order number, the Purchase Order date, the sales order number, the sales order date and the account code.

“Reconciliation Day” is the last calendar day of each month. “Reconciliation Period” is each calendar month.

“Responsible Officer” is each of the Chief Executive Officer, President and Chief Financial Officer of Borrower.

“Streamline Facility Eligible” means, as of any day, (a) Bank, in its sole and exclusive discretion, has not elected to apply proceeds of the Accounts to the Obligations and (b) Borrower (i) meets the Threshold Amount and (ii) has continuously met the Threshold Amount on each day of the preceding three whole months or, if less, each day since the date of this Agreement; provided that the requirement set forth in this clause (ii) shall not apply if (A) Bank otherwise approves in writing or (B) Borrower meets the Threshold Amount as a result of Borrower’s receipt of at least Four Million Dollars ($4,000,000) of proceeds from the issuance of its equity or subordinated debt, provided that such issuance is on terms and conditions reasonably satisfactory to Bank.

“Streamline Financed Receivable Balance” is, for any period, the sum of (a) an amount equal to the average daily outstanding principal amount of Account Advances during such period, divided by the Advance Rate applicable to Eligible Accounts plus (b) an amount equal to the average daily outstanding principal amount of Purchase Order Advances during such period, divided by, the Advance Rate applicable to Eligible Purchase Orders.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into between Bank, Borrower and the subordinated creditor), on terms acceptable to Bank.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Term Loan Agreement” means that certain Loan and Security Agreement dated March , 2009 by and between Borrower and Term Loan Lender.

“Term Loan Documents” are, collectively, the Term Loan Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Term Loan Lender in connection with the Term Loan Agreement, all as amended, extended or restated.

“Term Loan Lender” means Gold Hill Capital 2008, LP and its successors and assigns under the Term Loan Agreement.

“Third Party Equipment” is defined in Section 4.1.

“Threshold Amount” means, on any day, Unrestricted Cash in an amount equal to the greater of (a) Three Million Dollars ($3,000,000) or (b) the outstanding principal amount of the Obligations (giving effect to any Advances requested to be made on such day).

“Unrestricted Cash” is unrestricted cash of Borrower on deposit with Bank or its Affiliates in which Bank has a first priority perfected security interest.

“Unused Fee” is defined in Section 2.2.2.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the State of California as of the date first above written.

BORROWER:

BLUEARC CORPORATION

By	/s/ Rick Martig
Name:	Rick Martig
Title:	CFO

BANK:

SILICON VALLEY BANK

By	/s/ Ray Aguilar
Name:	Ray Aguilar
Title:	RM

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles) accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not be deemed to include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, or (b) any copyrights (including computer programs, blueprints and drawings), copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any design rights; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, except that the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing,

Pursuant to the Second Amended and Restated Loan and Security Agreement between the Borrower and Bank, Borrower has agreed not to sell, transfer, assign, mortgage, pledge, lease grant a security interest in, or encumber any of its intellectual property without Bank’s prior written consent.

EXHIBIT B

SILICON VALLEY BANK

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, as authorized officer of Bluearc Corporation (“Borrower”) certify under the Second Amended and Restated Loan and Security Agreement (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account or Eligible Purchase Order.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Advance Request and Invoice Transmittal or Purchase Order Transmittal and is not disputed;

Payment is not contingent on any obligation or contract pertaining to an Eligible Account and Borrower has fulfilled all its obligations as of the date of the Advance Request and Invoice Transmittal or Purchase Order Transmittal;

Each Financed Receivable which is an Eligible Account is based on an actual sale and delivery of goods and/or services rendered and is due to Borrower;

Each Financed Receivable is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings; It has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading,

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP, Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 200 days	Yes No

10-K, 10-Q and 8-K	All within 5 days of filing, 10-Qs FQE within 95 days and 10-Ks FYE within 95 days	Yes No

Borrowing Base Certificate, A/R & A/P Agings and Purchase Order Reports	Monthly within 30 days	Yes No

Deferred Revenue Report	Monthly within 30 days	Yes No

Unrestricted Cash	Applicable Rate	Applies
Greater than or equal to $10,000,000	Prime + 0.50%	Yes No
Greater than or equal to $4,500,000 but less than $10,000,000	Prime + 2.00%	Yes No

Less than $4,500,000	Prime + 2.50%	Yes No

Unrestricted Cash	Collateral Handling Fee	Applies
Greater than or equal to $4,500,000	None	Yes No
Less than $4,500,000	0.75%	Yes No

All representations and warranties in the Agreement are true and correct in all material respects on this date, and the Borrower represents that there is no existing Event of Default.

Sincerely,

Signature

Title

Date

EXHIBIT C-1

Silicon Valley Bank

Advance Request & Invoice Transmittal

Client Name:

Date Submitted:	Transmittal #:

Streamline Reporting

Accounts Receivable Aging Date	Total of Accounts ($)	Advance Request ($)

Detail Reporting

Invoice #	Customer Name	Customer Address	Invoice Date	Invoice Amount

			Gross Total	$0.00

			Advance Rate	80%

			Net Cash Advance	$0.00

Comments:

The Borrower (“Borrower”) named an this Advance Request & Invoice Transmittal (“Transmittal”), hereby delivers this Transmittal to Silicon Valley Bank (“Bank”) pursuant to a Second Amended and Restated Loan and Security Agreement between Borrower and Bank (“Agreement”). By forwarding this Transmittal along with the Accounts Receivable Aging or copies of the invoices listed herein, Borrower is requesting Bank to make advances (“Advances”) based on such receivables in accordance with the terms of the Agreement and hereby represents and warrants that the request has been made by an authorized representative of Borrower with full right, power and authority to deliver this Transmittal to

Bank. Borrower acknowledges that such Advances (together with all fees, interest and other charges associated with such Advances) shall be repaid in accordance with the terms of the Agreement. Borrower hereby ratifies and reaffirms all of its representations and warranties in the Agreement, including, without limitation, Borrower’s representations set forth in Section 5.3 thereof.

For SVB Use Only	Disbursement Instructions
Date	SVB DDA #
AM Approval	Wire To
PM/TL Approval	ADA #
SCO Approval	Account #

EXHIBIT C-2

Loan Payment/Overadvance Request Form

DEADLINE FOR SAME DAY PROCESSING IS NOON P.S.T.*

Fax To:	Date:

LOAN PAYMENT	[Insert Borrower Name]

From Account # (Deposit Account #)	To Account #: (Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

  Loan Advance

  Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account # )

All Borrower’s representations and warranties in the Second Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance, provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

Authorized Signature:	Phone Number:
Print Name/Title:

  OUTGOING WIRE REQUEST:

  Complete only if all or a portion of funds from the loan advance above is to be wired.

  Deadline for same day processing is noon, P.S.T.

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:
Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.) (For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

*	Unless otherwise provided for an Advance bearing interest at LIBOR.

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreement(s) covering funds transfer service(s), which agreement(s) were previously received and executed by me (us)

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower:	BlueArc Corporation
Lender:	Silicon Valley Bank
Facility Amount:	$12,500,000

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of	$
2. Additions (please explain on reverse)	$
3. TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 90 days due	$
5. Balance of 50% over 90 day accounts	$
6. Credit balances over 90 days	$
7. Foreign Accounts	$
8. Governmental Accounts	$
9. Contra Accounts	$
10. Promotion or Demo Accounts	$
11. Intercompany/Employee Accounts	$
12. Disputed Accounts	$
13. Deferred Revenue	$
14. Other (please explain on reverse)	$
15. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
16. Eligible Accounts (#3 minus #15)	$
17. ELIGIBLE AMOUNT OF ACCOUNTS (80% of #16)	$

PURCHASE ORDERS
18. Purchase Order Sublimit		$1,500,000
19. Eligible Purchase Orders as of	$
20. Eligible Amount of Purchase Orders (70% of #19)	$
21. Eligible Purchase Order Availability [less of #18 and #20]

OVERADVANCES
22. Overadvance Sublimit		$500,000

BALANCES
23. Maximum Loan Amount		$12,500,000
24. Total Funds Available [Lesser of #23 or (#17 plus #21 plus #22)]	$
25. Present outstanding Advances	$
26. RESERVE POSITION (#24 minus #25)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Second Amended and Restated Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:		BANK USE ONLY

By:		Received by:
	Authorized Signer		AUTHORIZED SIGNER

Date:		Date:
Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

COMMENTS

EXHIBIT E

BLUEARC CORPORATION

INVESTMENT OBJECTIVE AND POLICY GUIDELINES

I.	Guidelines

The purpose of this policy and guidelines is to establish a clear understanding between BlueArc Corp (the “Company”) and its investment advisors (the “Advisor”), of the management of the Company’s cash assets. The Company is presently utilizing two such advisors. This policy provides an overall philosophy that is specific for Advisor to know what is expected, but sufficiently flexible to allow for changing economic conditions and securities markets. The policy establishes the investment restrictions for the Advisor, and the procedures for policy and performance review.

II.	Fund Objective

The cash investment balances represent working capital funds of Company. It is essential that these assets be invested in a highly quality portfolio which: 1) preserves principal; 2) meets liquidity needs; 3) delivers good yields in relationship to these guidelines and market conditions; 4) avoids inappropriate concentrations of investments; and 5) provides direct fiduciary control of all investments and cash.

III.	Maximum Maturity

The portfolio will be invested in short-term instruments that have remaining maturities no longer that 13 months. However, the average maturity of the portfolio will be maintained at 9 months or less, unless specifically instructed in writing by the Company.

IV.	Liquidity Needs

BlueArc’s availability of surplus funds for investment will vary seasonably during the year. The Company will provide periodic updates on forecasted cash needs to guide Advisor in managing the liquidity. Further, the portfolio will be invested such that $2,000,000 is available every 30 days for each advisor (currently $4,000,000).

V.	Types And Characteristics Of Assets Approved For Investment

All assets selected by Advisor must have a readily ascertainable market value and must be readily marketable. The type of assets approved for investment are listed below. Any other type of asset may not be invested in without prior written consent.

a.	Securities and/or obligations issued or guaranteed by the U.S. Government and its Federal Agencies.

b.	Time Deposits, Certificates of Deposit and Bankers Acceptances including Eurodollar denominated and Yankee issues. Investments must be rates Al /P1 or higher by either Standard & Poor’s or Moody’s.

c.	Corporate securities issued by foreign or domestic corporations which pay in U.S. dollars. Commercial paper must be rated Al/P1 or higher and Corporate Notes, Auction Floating Rate Notes and Medium Term Notes must have a long-term rating of A or better by either Standard & Poor’s or Moody’s.

d.	Auction-Rate Preferred Stocks — Industrial auction-rate preferred must be rated A or better by either Standard & Poor’s or Moody’s.

e.	Repurchase agreements with member banks of the Federal Reserve System and primary dealers limited to United State Government securities. The market value of the securities used as collateral must exceed the principal and interest due under the agreement by at least 102%.

f.	Cash management funds that strictly invest in the above, and maintain a $1 Net Asset Value, are AAA rated, and have an average maturity of 90 days or less.

VI.	Concentration Limits

Diversification of the portfolio will be a tool for minimizing risk while maintaining liquidity. The following parameters will be adhered to in managing the portfolio:

a.	Obligations of the U.S. Government and U.S. Federal Agencies have no concentration limits.

b.	A maximum at the time of purchase of 10% or $1,000,000, whichever is greater, will be invested in any one issuer except for the U.S. Government,

VII.	Responsibilities Of Advisor

a.	Adherence to the statement of Investment Objectives and Policy Guidelines.

i.	Advisor is expected to respect and observe the specific limitations, guidelines, attitudes, and philosophies stated herein or as expressed in any written amendments or instructions.

ii.	Advisor’s acceptance of the responsibility of managing these funds will constitute a ratification of this Statement, affirming its belief that it is realistically capable of achieving the investment guidelines and limitations stated herein.

b.	Discretionary Authority

i.	Advisor will be responsible for making all investment decisions on a discretionary basis regarding all assets placed under its jurisdiction. Such “discretion” includes decisions to buy, hold and sell securities (including cash equivalents) in amounts and proportions that are reflective of Advisors current investment strategy and compatible with investment guidelines.

c.	Communication

i.	Advisor will be expected to keep the Company informed on a timely basis of major changes in its investment outlook, investment strategy, asset allocation, and other matters affecting its investment policies or philosophy.

ii.	Whenever Advisor believes that any particular guideline should be altered or deleted, it will be Advisor’s responsibility to initiate written communications with the Company expressing its views and recommendations.

d.	Reporting

i.	The Company will receive timely notices of transaction activity as well as monthly performance reports.

ii.	Any information needs to assist the Company in conducting an evaluation of portfolio management will be expected on a timely basis.

e.	Compliance with Appropriate Legislation.

i.	Advisor is responsible for strict compliance with federal and state law as it pertains to its duties and responsibilities as a fiduciary.

ii.	Advisor must be registered under the Investment Advisory Act of 1940.

VIII.	Trading

All purchases and sales will be executed at the best net price with the principals dealers and banks in the particular securities. U.S. Government, U.S. Federal Agency and repurchase agreement securities brokers will be limited to the list of Primary Government Securities Dealers published by the Federal Reserve Bank. All securities purchased will be in the name of the account or the nominee name of the custodian bank.

IX.	Evaluation And Review

a.	Advisor will be evaluated against its investment objectives. The Company believes that ongoing qualitative evaluation of the portfolio management is important in the protection of assets and in the achievement of our objectives in the future years. Therefore evaluation of Advisor’s performance may include measurements based on both quantitative and qualitative standards.

b.	The Company will hold discussions at least quarterly to review the following with the Advisor:

i.	Current portfolio structure and asset allocation policy.

ii.	Investment results in context with the goals, objectives and policies.

c.	The company reserves the right to change Advisors at any time. Evaluation criteria the Company wishes to focus on are the following:

i.	Consistency of approach - having a visible philosophy and adhering to a stated investment strategy.

ii.	Adherence to risk tolerance and investment guidelines.

iii.	Performance relative to the appropriate benchmarks.

d.	Any large deviation from expected results or performance guidelines may require the consideration to alter and amend the investment policies. The Company will encourage Advisor to present recommendations in writing as to changes they believe will be prudently beneficial.

Approved By:

BlueArc Corporation

Date:

INVOICE FOR FEES AND/OR EXPENSES

(Invoice Number 118096)

BORROWER:	BLUEARC CORPORATION

FED. TAX ID #	77-0526726

LOAN OFFICER:	TOM SMITH

DATE:	MARCH 27, 2009

LOAN FEES:	Loan Fee	$20,000
	Legal Fees	$4,400
	Legal Expenses*	$700

	TOTAL	$25,100

*	Out of pocket expenses covering the fees for good standing certificates, UCC, federal/state tar and judgment lien searches and UCC financing statement.

Please indicate the method of payment:

☐	A check for the total is attached

☒	Debit DDA# for the total amount

☐	Loan Proceeds

Borrower:

BlueArc Corporation

By:	Date:
Authorized Signer

Lender:
Silicon Valley Bank

By:	Date: